Fuel Systems Solutions Reports Fourth Quarter and Year End 2012 Results

Fourth Quarter Revenue of $98.0 Million Full Year 2012 Revenue of $393.9 Million

Records $22.0 million Non-Cash Goodwill and Asset Impairment Charge in Fourth Quarter

Fourth Quarter Net Income, Excluding Charge, of $0.2 Million

NEW YORK, N.Y., March 8, 2013 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its fourth quarter and year ended December 31, 2012.

Mariano Costamagna, Fuel Systems’ CEO, said, “On an operational basis, Fuel Systems’ 2012 results were in line with our revised outlook. We recorded a fourth quarter asset impairment charge primarily to reflect adjustments we made over the past few quarters to our expectations for US Automotive operations and the AFS acquisition. Fuel Systems continues to enjoy solid demand for gaseous and bi-fuel solutions, with OEMs around the world looking increasingly for cleaner and more cost-efficient methods for powering automotive and industrial engines. Continued pressure on end-market growth from a stagnant global economy is resulting in increased competition, with some players now seeking lower prices. Therefore, as a uniquely positioned leader in both the aftermarket and with OEMs, our 2013 focus is on execution and profitability while continuing to extend our technological innovation and market leadership. We are working closely with our existing OEM partners, forging new OEM relationships around the world, and making key technological investments to maintain our edge in order to emerge an even stronger leader in a tighter marketplace.”

Fourth Quarter 2012 Financial Results

Revenue for the fourth quarter of 2012 was $98.0 million compared to $111.0 million in the fourth quarter of 2011. Automotive revenue decreased $13.6 million primarily reflecting decreases in the US automotive and Latin America markets partially offset by a modest increase in Europe. Industrial revenue was up slightly. Included in the above results is foreign exchange, which negatively impacted revenues by $2.5 million in the fourth quarter of 2012.

Gross profit for the fourth quarter of 2012 was $21.3 million, or 21.8% of revenue, compared to $24.2 million, or 21.8% of revenue in the fourth quarter of 2011. The lower gross profit dollars primarily reflect the lower automotive revenue above and increased costs in the industrial segment.

The Company recorded a fourth quarter 2012 non-cash goodwill and asset impairment charge of $22.0 million, comprised of a goodwill impairment of $9.9 million and a write-down of long-lived assets of $12.1 million relating to the US Automotive and AFS operations. Operating loss for the fourth quarter of 2012 totaled $20.8 million, or 21.2% of revenue, compared to operating income of $0.7 million, or 0.7% of revenue in the fourth quarter of 2011; excluding the abovementioned non-cash charge, the Company recorded fourth quarter 2012 operating income of $1.3 million, or 1.3% of revenue.

Adjusted EBITDA for the fourth quarter of 2012 was $3.1 million, or 3.2% of revenue, compared to $5.4 million, or 4.8% of revenue in the fourth quarter of 2011, primarily reflecting the abovementioned automotive revenue and industrial cost variances. Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Measures” below for a discussion of this metric.

Net loss for the fourth quarter of 2012 was $21.0 million, or $1.05 per diluted share, compared to net income of $1.4 million, or $0.07 per diluted share, in the fourth quarter of 2011; excluding the abovementioned non-cash charge and its associated tax benefit of $0.9 million, the Company recorded fourth quarter 2012 net income of $0.2 million or $0.01 per diluted share.

A table presenting historical reclassified operating segment data can be found in the tables contained at the end of this release.

FSS Automotive Operations

FSS Automotive fourth quarter 2012 revenue was $68.2 million, compared to $81.7 million from the same quarter a year ago. The impact of foreign exchange on FSS Automotive was a negative $2.5 million; in constant currency, fourth quarter FSS Automotive revenue decreased 13.5%, reflecting decreases in the US automotive and Latin America markets. FSS Automotive fourth quarter 2012 operating loss was $16.2 million, including $16.4 of the non-cash goodwill and asset impairment charge, compared to an operating loss of $1.9 million in the same period a year ago. FSS Automotive fourth quarter 2012 Adjusted EBITDA was $2.0 million, compared to $2.3 million a year ago.

FSS Industrial Operations

Revenue from FSS Industrial was $29.9 million compared to $29.2 million the same quarter a year ago. The impact of foreign exchange on FSS Industrial was insignificant; in constant currency, fourth quarter FSS Industrial revenue increased 2.1%, reflecting increases in the North American and European markets partially offset by declines in Japan. FSS Industrial fourth quarter 2012 operating loss was $3.2 million, including $5.7 million of the non-cash goodwill and asset impairment charge, compared to operating income of $4.1 million in the same period a year ago. FSS Industrial fourth quarter 2012 Adjusted EBITDA was $2.4 million, compared to $4.4 million a year ago, which reflects an increase in material costs.

Full Year Ended December 31, 2012 Financial Results

For the full year ended December 31, 2012, total revenue was $393.9 million compared to $418.1 million for 2011. Foreign exchange negatively impacted revenues by $23.2 million in 2012. Net loss for the year was $15.6 million, or $0.78 per diluted share, compared to net income of $5.2 million, or $0.26 per diluted share, for 2011. Excluding the non-cash goodwill and asset impairment charge, net income for 2012 was $5.5 million, or $0.28 per diluted share reflecting performance consistent with the prior year.

Total FSS Automotive revenue for the full year ended December 31, 2012 was $271.3 million compared to $295.1 million for 2011. Foreign exchange negatively impacted revenues by $20.7 million in 2012. Automotive operating loss was $11.8 million for 2012, including the $16.4 million of the non-cash goodwill and asset impairment charge, compared to operating income of $2.3 million for 2011. FSS Automotive Adjusted EBITDA for 2012 was $17.1 million compared to $18.2 million for 2011.

Total FSS Industrial revenue for the full year ended December 31, 2012 was $122.7 million compared to $123.0 million for 2011. Foreign exchange negatively impacted revenues by $2.5 million in 2012. Industrial operating income was $4.6 million for 2012 including the $5.7 million of the non-cash goodwill and asset impairment charge, compared to $14.7 million for 2011. FSS Industrial Adjusted EBITDA for 2012 was $13.4 million compared to $17.3 million for 2011.

Company Outlook

The Company expects full year 2013 revenue to be between $400 million and $420 million, 2013 gross margin of 21% to 23%, and 2013 operating margin of 2% to 4%. This outlook is based upon the following expectations:

·	Automotive operations - growth in OEM and DOEM programs, particularly in the US and Italy, combined with contributions from Thailand and Latin American automotive markets; partially offset by a slower transportation aftermarket given increasingly aggressive competition in developing countries and Eastern Europe.

·	Industrial operations - growth in APU market, aided by the launch of new battery products; slight growth in stationery equipment and mobile industrial markets overall with a mix of stable and weaker geographies.

·	A comparable margin performance in 2013 relative to 2012 as the Company focuses on achieving greater operational efficiencies given some margin compression expected from an increasingly competitive environment; continued selected investments in key leading edge technologies.

Non-GAAP Measures

To provide investors and others with additional information regarding Fuel Systems’ results, in addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Fuel Systems presents adjusted EBITDA, which is a non-GAAP measure. A reconciliation of this non-GAAP measure to the closest GAAP financial measure is presented in the financial tables below under the heading “Non-GAAP FINANCIAL MEASURE RECONCILIATION.” Adjusted EBITDA is determined by adding the following items to Net Income, the closest GAAP financial measure; Net Income attributable to non-controlling interest; Depreciation & Amortization; Interest income, net; and Benefit (Provision) for Income Taxes and Impairments. Fuel Systems’ management believes this non-GAAP financial measure offers additional insight into the Company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the business, as it excludes certain non-cash items. This non-GAAP financial measure also can provide useful information to investors and others in understanding and evaluating Fuel Systems’ operating results and future prospects when comparing financial results across accounting periods and to those of peer companies. Fuel Systems may not define this non-GAAP financial measure in a manner similar to other companies.

Conference Call

The Company will host a conference call today, March 8th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its fourth quarter 2012 financial results and other matters. To listen to the call live, please dial 877-356-8063 at least 10 minutes before the start of the conference. International participants may dial 706-679-2544. The conference ID will be 97546519. The call will be webcast and can be accessed from the “Investor Relations” section of the company’s website at www.fuelsystemssolutions.com. A telephone replay will be available until midnight Eastern Time on March 13th by dialing 855-859-2056 or 404-537-3406 and entering pass code 97546519. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's outlook for 2013, as well as its position in the market place, the success of products and the success and integration of recent acquisitions and organizational changes. Such statements represent only our opinions and predictions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to a further slowing of economic activity, our ability to integrate recently acquired businesses and to realize the expected synergies; our ability to reduce our cost structure and expenses as anticipated; the unpredictable nature of the developing alternative fuel US automotive market; unanticipated economic uncertainties caused by political instability in certain of the local markets we do business in; the growth of non-gaseous alternative fuel products and other new technologies; currency rate fluctuations and devaluations; our ability to promptly realign costs with current market conditions; unanticipated litigations; potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers; the continued weakness in financial and credit markets and the economy; and the repeal or implementation of government regulations relating to reducing vehicle emissions. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2011. The Company does not undertake to update or revise any of its forward-looking statements.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq:FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Pietro Bersani, Chief Financial Officer Fuel Systems Solutions, Inc. (646) 502-7170

Investor Relations Contacts: LHA Carolyn M. Capaccio ccapaccio@lhai.com Cathy Mattison cmattison@lhai.com (415) 433-3777

– Tables Follow –

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)
December 31, 2012		December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$75,675	$96,740
Accounts receivable, less allowance for doubtful accounts of $4,349 and
$2,665 at December 31, 2012 and December 31, 2011, respectively	75,191	62,551
Inventories	104,056	103,382
Deferred tax assets, net	7,999	6,512
Other current assets	14,815	19,125
Related party receivables	5,205	10,975

Total current assets	282,941	299,285
Equipment and leasehold improvements, net	59,368	59,051
Goodwill	49,218	58,968
Deferred tax assets, net	5,008	363
Intangible assets, net	15,186	29,422
Other assets	861	1,187
Long-term investments	7,236	884
Related party receivables	—	842

Total Assets	$419,818	$450,002

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$42,483	$54,816
Accrued expenses	42,156	36,230
Income taxes payable	2,804	2,517
Current portion of term loans and debt	308	6,367
Deferred tax liabilities, net	305	82
Related party payables	4,100	4,680

Total current liabilities	92,156	104,692
Term and other loans	713	3,698
Other liabilities	8,354	7,885
Deferred tax liabilities, net	1,548	3,905

Total Liabilities	102,771	120,180

Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued
and outstanding at December 31, 2012 and December 31, 2011	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares; 20,061,887 issued and 20,039,020 outstanding at December 31, 2012; and 20,089,591
issued and 20,014,065 outstanding at December 31, 2011	20	20
Additional paid-in capital	319,667	318,632
Shares held in treasury, 7,999 and 16,055 shares at December 31, 2012 and
December 31, 2011, respectively	(305)	(523)
(Accumulated Deficit) Retained Earnings	(275)	15,357
Accumulated other comprehensive (loss)	(2,060)	(3,664)

Total Equity	317,047	329,822

Total Liabilities and Equity	$419,818	$450,002

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2012	2011	2012	2011

Revenue	$98,045	$110,960	$393,947	$418,134
Cost of revenue	76,713	86,760	302,113	321,350

Gross profit	21,332	24,200	91,834	96,784
Operating expenses:
Research and development expense	6,392	7,489	28,327	28,149
Selling, general and administrative expense	13,671	15,963	54,747	56,810
Impairments	22,046	—	22,046	—

Total operating expenses	42,109	23,452	105,120	84,959

Operating (loss) income	(20,777)	748	(13,286)	11,825
Other (expense) income, net	(1,505)	141	(492)	(294)
Interest income, net	129	124	329	789

(loss) Income from operations before income taxes
and non-controlling interest	(22,153)	1,013	(13,449)	12,320
Income tax benefit (expense )	1,193	396	(2,183)	(7,058)

Net (loss) income	(20,960)	1,409	(15,632)	5,262
Less: Net income (loss) attributable to non-
controlling interests	—	2	—	(94)

Net (loss) income attributable to Fuel Systems
Solutions, Inc.	$(20,960)	$1,411	$(15,632)	$5,168

Net (loss) income per share attributable to Fuel
Systems Solutions, Inc:
Basic	$(1.05)	$0.07	$(0.78)	$0.26

Diluted	$(1.05)	$0.07	$(0.78)	$0.26

Number of shares used in per share calculation:
Basic	20,024,267	20,013,877	20,020,487	19,972,969

Diluted	20,024,267	20,037,521	20,020,487	20,004,236

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	2012	2011

Cash flows from operating activities:
Net (loss) income	$(15,632)	$5,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	10,424	10,688
Amortization of intangibles arising from acquisitions	5,800	8,225
Impairments	22,046	—
Provision for doubtful accounts	2,299	641
Provision for related party loan receivable	828	—
Write down of inventory	4,246	3,148
Deferred income taxes	(8,115)	824
Realized foreign exchange loss on subsidiary liquidation	—	417
Unrealized loss (gain) on foreign exchange transactions	859	46
Compensation expense related to equity awards	1,015	1,241
Loss on disposal of equipment and other assets	1,005	505
Reduction of contingent consideration	(839)	(1,661)
Changes in assets and liabilities, net of acquisitions:
(Increase) in accounts receivable	(12,878)	(7,499)
(Increase) in inventories	(2,500)	(22,133)
Decrease in other current assets	827	3,272
Decrease in other assets	715	333
(Decrease) increase in accounts payable	(11,271)	9,167
Increase (decrease) in income taxes payable	308	(648)
Increase (decrease) in accrued expenses	9,776	(224)
Decrease in long-term liabilities	(762)	(307)
Receivables from/payables to related party, net	4,667	(849)

Net cash provided by operating activities	12,818	10,448

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(13,704)	(12,130)
Purchase of investments	(18,277)	—
Redemption of investments at maturity	11,930	—
Acquisition, net of cash acquired	(5,700)	(13,441)
Amount in restricted cash for acquisition of non-controlling interest	2,820	(2,882)
Other	258	467

Net cash used in investing activities	(22,673)	(27,986)

Cash flows from financing activities:
(Decrease) increase in callable revolving lines of credit, net	(2,438)	1,830
Payments on term loans and other loans	(6,397)	(4,282)
Acquisition of non-controlling interest	(2,820)	(7,498)
Other	18	16

Net cash used in financing activities	(11,637)	(9,934)

Net (decrease) in cash and cash equivalents	(21,492)	(27,472)
Effect of exchange rate changes on cash	427	(563)

Net (decrease) in cash and cash equivalents	(21,065)	(28,035)
Cash and cash equivalents at beginning of period	96,740	124,775

Cash and cash equivalents at end of period	$75,675	$96,740

	FUEL SYSTEMS SOLUTIONS, INC.
	OPERATING SEGMENT INFORMATION
	(In thousands) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2012	2011	2012	2011

Revenue:
FSS Industrial	$29,874	$29,222	$122,674	$122,998
FSS Automotive	68,171	81,738	271,273	295,136

Total	$98,045	$110,960	$393,947	$418,134

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2012	2011	2012	2011

Operating (Loss)Income:
FSS Industrial	$(3,231)	$4,064	$4,644	$14,662
FSS Automotive	(16,191)	(1,946)	(11,833)	2,270
Corporate Expenses (1)	(1,355)	(1,370)	(6,097)	(5,107)

Total	$(20,777)	$748	$(13,286)	$11,825

(1) Represents corporate expense not allocated to either of the business segments.

FUEL SYSTEMS SOLUTIONS, INC. NON-GAAP FINANCIAL MEASURE RECONCILIATION (In thousands) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

Segment EBITDA:	2012	2011	2012	2011

FSS Industrial	$2,406	$4,415	$13,368	$17,316
FSS Automotive	1,998	2,314	17,124	18,231
Corporate and Other	(1,288)	(1,363)	(6,000)	(5,103)

Total adjusted EBITDA (Non-GAAP)	$3,116	$5,366	$24,492	$30,444

Reconciliation:

Net (loss) income attributable to the non-controlling interest	-	2	-	(94)
Interest income, net	129	124	329	789
Benefit (Provision) for Income taxes	1,193	396	(2,183)	(7,058)
Depreciation & Amortization	(3,352)	(4,477)	(16,224)	(18,913)
Impairments	(22,046)	-	(22,046)	-

Net (Loss) Income attributable to Fuel Systems Solutions, Inc.	$(20,960)	$1,411	$(15,632)	$5,168